Exhibit 99.1

Evolving Systems Completes Acquisition of Business Logic Systems

Acquisition Expands Global Customer Base and Broadens Portfolio of Customer Engagement Technology

ENGLEWOOD, Colorado, July 6, 2017 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time analytics, activation and consumer lifecycle marketing for connected mobile devices worldwide, today announced that it has completed the previously announced acquisition of Business Logic Systems (BLS).

BLS, headquartered in Newbury, UK, specializes in data-driven customer value management and customer engagement solutions that have been implemented in over 20 mobile operators in Europe, Africa, Asia-Pacific and the Caribbean. BLS solutions turn customer data into actionable insights and personalized contextual offers. Customer engagement occurs through in-bound and out-bound offers and is further extended through a suite of loyalty and retention solutions.

“With this acquisition, Evolving Systems now has a customer base of over 90 customers spanning 66 countries across the world. The experienced team and technology from BLS, which provides actionable insights and relevant offers based on customer data, greatly complements Evolving Systems’ software portfolio and 25 years of expertise in customer acquisition, activation and retention. The technology further expands our Managed Services platform for delivering on-tap strategic and tactical solutions,” said Thomas Thekkethala, CEO of Evolving Systems.

Evolving Systems’ solutions deliver a significant competitive advantage to organizations with a large subscriber base in the telecom, banking, retail and other sectors. Reaching a potential 1.9 billion subscribers each day, the Company helps its customers grow market share, increase average revenue per user (ARPU), stem churn or improve business efficiencies in a dynamic market.

“Carrier technology such as 3G, 4G and LTE, VoIP, m-commerce and social media advertising, followed by over-the-top (OTT) advertising, all arrived at breakneck speeds, forever changing consumers’ communication behavior, as well as preferences and expectations for engagement with businesses and brands. Thanks to its nimble organizational structure and flexible technology, BLS has demonstrated its marketplace advantage as evidenced by a string of wins over our much larger competitors. We look forward to bringing this momentum to Evolving Systems and bringing our joint customer base valuable new engagement programs for their subscribers,” added Richard Lewis, CEO of BLS.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services for connected mobile devices to over 90 network operators in over 66 countries worldwide. The Company’s portfolio includes market-leading solutions and services for consumer lifecycle engagement

(acquisition, activation, upsell, retention) analytics and monetization. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, India, Malaysia and Romania. For more information please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements about the continued growth and success of the Company are forward looking statements. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 28, 2017; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Company Contact:

Michael Glickman

Senior Vice President, Investor Relations

GW Communications (for Evolving Systems)

Tel: (917) 397-2272

Email: mglickman@GWCco.com